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                                  EXHIBIT 4.2

                                AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                         CANADIAN NORTHERN LITES, INC.
               (FORMERLY UNIMEX TRANSNATIONAL CONSULTANTS, INC.)

                                                                           FILED
                             ARTICLES OF AMENDMENT            Secretary of State
                            AFTER ISSUANCE OF STOCK                        Texas
                  (pursuant to Texas Business Corporation Act)       MAY 03 1996
                                                            Corporations Section
                     Unimex Transnational Consultants, Inc.
                                   (OF TEXAS)

(1) The original Articles of Incorporation, as filed on or about June 9, 1995 shall be further changed and ammended as follows:

                           First Article of Amendment

   ARTICLE ONE, SECTION 1, OF THE ARTICLES OF INCORPORATION is hereby superseded by, and is hereafter to read as set forth immediately following:

      Section 1.  The name of the corporation is Canadian Northern Lites, Inc.

(2) Adoption of the Amendment occurred by unanimous consent of the Board of Directors on April 26, 1996, immediately followed adoption by shareholders, by the affirmative vote of 83% of all shareholders entitled to vote, no shares having voted in opposition to the amendment.

     Dated this day of April 26, 1996, by the following persons who together constitute the entire Board of Directors, as well as the duly authorized representatives of the holders of 83% of all shares issued and outstanding.


 /s/ J. Dan Sifford
-----------------------------
Name:  J. Dan Sifford
Title:  President, Director

/s/ Kirt W. James
-----------------------------
Name:  Kirt W. James
Title:  Secretary, Director

/s/ William Stocker
-----------------------------
Name:  William Stocker
Title:  Shareholder Representative